Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of March 16, 2016, is by and among Guaranty Bank and Trust Company, a Colorado banking corporation (the “Bank”), solely for purposes of Section 3(b), Guaranty Bancorp, a Delaware corporation and bank holding company registered under the Bank Holding Company Act of 1956 (the “Company”), and Mark Bower (the “Executive”).

WHEREAS, the Company and Home State Bancorp (“HSB”), the sole shareholder of Home State Bank (“Home State Bank”), have entered into an Agreement and Plan of Reorganization, dated as of March 16, 2016 (the “Merger Agreement”);

WHEREAS, pursuant to the terms of the Merger Agreement, HSB shall merge with and into the Company, to be followed by a merger of Home State Bank with and into the Bank; and

WHEREAS, subject to the consummation of the transactions contemplated by the Merger Agreement, the Bank desires to employ the Executive, and the Executive desires to accept such employment, in each case on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, terms and conditions set forth herein, and intending to be legally bound hereby, the Bank and the Executive hereby agree as follows:

1.                                      Effectiveness of Agreement; Term of Employment. This Agreement shall become effective upon the Effective Time (as defined in the Merger Agreement). The Executive’s employment under this Agreement shall commence on the date on which the Effective Time occurs (the “Effective Date”) and, unless sooner terminated in accordance with the provisions set forth herein, shall continue until the second anniversary of the Effective Date (the “Term”). In the event that the Merger Agreement is terminated prior to the Effective Time, this Agreement shall be null and void and shall have no force and effect.

2.                                      Employment and Duties.

(a)                                 General. During the Term, the Executive shall serve as Senior Vice President and Corporate Treasurer of the Bank. The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, as may be assigned to the Executive from time-to-time by the Bank’s Board of Directors (the “Board”), or which are in accordance with the delegations of authority set out by the Board. The Executive’s principal place of employment shall be 2695 West Eisenhower Boulevard, Loveland, CO 80537; provided, however, that the Executive understands and agrees that he will be required to travel from time to time for business reasons.

(b)                                 Exclusive Services. During the Term, the Executive shall devote his full-time working time to his duties hereunder, shall faithfully serve the Bank, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Board and shall use his best efforts to promote and serve the interests of the Bank. Further, the Executive shall not, directly or indirectly, render services to any other person or organization (other than the Colorado Bankers Association and Vintage City Church) without the consent of the Board, or otherwise engage in activities that would interfere with the performance of his duties hereunder.

3.                                      Compensation and Other Benefits. Subject to the provisions of this Agreement, the Bank shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a)                                 Base Salary. The Bank shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $235,500, payable in substantially equal installments at such intervals as may be determined by the Bank in accordance with its ordinary payroll practices as established from time to time.

(b)                                 Restricted Stock. Within 30 days after the Effective Date, the Company shall grant to the Executive a number of restricted shares of voting common stock of the Company (“Restricted Stock”) equal to the quotient of: (i) $50,000; and (ii) the closing trading price of the Company’s voting common stock on the NASDAQ Global Select Market on the last trading day immediately preceding the Effective Date. The Restricted Stock shall vest in three equal installments on the first, second and third anniversary of the Effective Date, subject to the Executive’s continued employment with the Bank and to such other terms and conditions as may be set forth in the award agreement evidencing the grant of Restricted Stock.

(c)                                  Other Benefits. During the Term, the Executive shall be eligible to participate in: (i) employee benefit plans and programs (other than any severance plans); and (ii) equity incentive programs, as they may be amended from time-to-time, subject to such exceptions as the Board may reasonably determine in good faith from time to time.

(d)                                 Expenses. The Bank shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder, provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Bank. Any such reimbursement of expenses shall be made by the Bank upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Bank (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the expense is incurred).

(e)                                  Paid Time Off. During the Term, the Executive shall be entitled to 20 days of paid time off annually in accordance with the Bank’s policies, as they may be amended from time-to-time.

4.                                      Termination of Employment.

(a)                                 Termination of Employment. The Executive’s employment with the Bank shall terminate upon the Executive’s death or Disability and may be terminated at any time by the Bank, with or without Cause, or by Executive, with or without Good Reason (as such terms are defined below), provided that the Executive shall be required to give the Bank at least 30 days’ advance written notice of any resignation of the Executive’s employment.

(i)                                     “Cause” means the Bank’s good faith determination of: (A) the Executive’s willful failure or refusal to satisfactorily perform his duties or obligations in connection with his employment; (B) the Executive’s having engaged in willful misconduct, gross negligence or a breach of fiduciary duty, or the Executive’s material breach of this Agreement or of any Bank policy; (C) the Executive’s conviction of, or a plea of nolo contendere to, a felony or any other criminal offense involving moral turpitude, fraud or dishonesty; (D) the Executive’s unlawful use or possession of illegal drugs on the Bank’s premises or while performing his duties and responsibilities hereunder; or (E) the Executive’s commission of an act of fraud, embezzlement or misappropriation, in each case, against the Bank or any of its subsidiaries or affiliates, provided that, in each case (except for circumstances described in clauses (C), (D) or (E) above), the Bank shall provide the Executive with written notice specifying the circumstances alleged to constitute Cause, and, if such circumstances are susceptible to cure, the Executive shall have 30 days following receipt of such notice to cure such circumstances.

(ii)                                  “Disability” shall mean a physical or mental incapacity or disability which renders the individual unable substantially to render the services required under his employment, directorship or other independent contractor relationship with the Bank or any of its Affiliates, as applicable, for a period of 90 consecutive days or 180 days during any 12-month period as determined in good faith by the Bank.

(iii)                               “Good Reason” means the occurrence of any of the following events without the Executive’s consent: (A) a reduction in the Base Salary; (B) relocation of the geographic location of the Executive’s principal place of employment by more than 75 miles from his principal place of employment; (C) a material breach by the Bank of this Agreement; or (D) a material and sustained reduction in the Executive’s authority, duties or responsibilities; provided that, in each case: (1) the Executive shall provide the Bank with written notice specifying the circumstances alleged to constitute Good Reason within 90 days following the first occurrence of such circumstances; (2) the Bank shall have 30 days following receipt of such notice to cure such circumstances; and (3) if the Bank has not cured such circumstances within such 30-day period, the Executive shall terminate his employment not later than 60 days after the end of such 30-day period.

(b)                                 Deemed Resignations. Unless otherwise agreed to in writing by the Bank and the Executive prior to the termination of the Executive’s employment, any termination of the Executive’s employment shall constitute an automatic resignation of the Executive from all other positions held with the Bank or any of its subsidiaries or affiliates.

5.                                      Severance Benefits.

(a)                                 Termination for Cause or due to Death or Disability; Resignation Without Good Reason. If the Executive’s employment with the Bank is terminated by the Bank for Cause, if Executive’s employment with the Bank terminates due to the Executive’s death or Disability, or if the Executive’s employment with the Bank is terminated by the Executive without Good Reason then, upon such termination, the Executive shall be entitled to receive:

(i)                                     any accrued but unpaid Base Salary through the date of termination;

(ii)                                  reimbursement for any unreimbursed business expenses properly incurred by the Executive in accordance with Bank policy prior to the date of the Executive’s termination; and

(iii)                               such accrued and vested employee benefits, if any, as to which the Executive may be entitled under the employee benefit plans of the Bank.

The amounts described in clauses (i) through (iii) hereof being referred to as the “Accrued Obligations.”

(b)                                 Termination Without Cause or For Good Reason. If the Executive’s employment with the Bank is terminated by the Bank without Cause or by the Executive for Good Reason, the Executive shall be entitled to receive the Accrued Obligations, shall immediately be fully vested with regard to the Restricted Stock described in Section 3(b) above, and, subject to the Executive’s execution and non-revocation of the release described in Section 14(b) and continued compliance with Sections 6 through 9 and 12, the Bank shall continue to pay the Executive his Base Salary at the rate in effect at the time of termination for a period (the “Severance Period”) equal to the remainder of the Term, payable in accordance with the Bank’s payroll practices commencing within 30 days of his termination of employment. If, following a termination of employment without Cause or a resignation for Good Reason, the Executive breaches the provisions of Section 6, 7, 8, 9 or 12, the Executive shall not be eligible for the severance payments described in this Section 5(b), and any and all obligations and agreements of the Bank with respect to such payments shall thereupon cease, and the Executive shall be required to promptly repay any such payments previously made by the Bank.

6.                                      Confidentiality.

(a)                                 Confidential Information.

(i)                                     The Executive agrees that he shall not at any time, except as required in order to perform his services hereunder or with the prior written consent of the Bank, or to the extent permitted pursuant to Section 6(a)(ii), as required by law, directly or indirectly: (A) use, disseminate, disclose or publish, whether for his benefit or the benefit of any person, firm, corporation or other entity, any Confidential Information; or (B) deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any Confidential Information. “Confidential Information” means: (1) confidential or proprietary information or trade secrets of or relating to the Bank or its subsidiaries or affiliates (collectively, the “Bank Group”) including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications thereof, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, in each case, that are confidential or proprietary and owned, developed or possessed by the Bank Group, whether in tangible or intangible form; or (2) confidential or proprietary information with respect to the Bank Group’s operations, processes, products, inventions, business practices, strategies, business plans, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment.

(ii)                                  “Confidential Information” does not include information that: (A) is in possession of the Executive prior to receipt from the Bank, provided, however, that such information is not subject to another confidentiality agreement with, or other contractual or legal obligation of confidentiality to, Bank or any other third party; (B) is or becomes publically known, except as a consequence of a breach of this Agreement by the Executive; or (C) is disclosed by the Executive to satisfy a legal demand or order by a competent court of law or governmental body, or the rules or requirements of any governmental body, provided, however, that the Executive shall advise the Bank prior to disclosure so that the Bank has a reasonable opportunity to defend, limit or protect against such production or disclosure; or (D) is disclosed to a third party pursuant to written consent from the Bank.

(b)                                 Confidentiality of Agreement. The Executive agrees that, except to enforce the terms of this Agreement or as may be required by applicable law or legal process, during the Term and thereafter, he shall not disclose the terms of this Agreement to any person or entity other than the

Executive’s accountants, financial advisors, attorneys or spouse, and Executive will advise such accountants, financial advisors, attorneys and spouse of the confidential nature of this Agreement to any other person or entity.

(c)                                  Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Bank. All business records, papers and documents and electronic files (including emails) kept or made by the Executive relating to the business of the Bank shall be and remain the property of the Bank. Upon the request and at the expense of the Bank, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Bank, fully and completely, all rights created or contemplated by this Section 6. The Executive further agrees that, upon termination of the Executive’s employment with the Bank for any reason whatsoever, the Executive shall return to the Bank immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Bank Group.

7.                                      Noncompetition. The Executive shall not, directly or indirectly, either for himself or for or through any affiliate, individual, corporation, partnership, joint venture or other entity, carry on or participate in a Competing Business (as defined below) in Weld, Larimer, Boulder, Denver or Broomfield Counties in the State of Colorado: (a) while the Executive is employed by the Bank; and (b) (i) in the event the Executive’s employment with the Bank is terminated by the Bank without Cause or because of the Executive’s Disability or the Executive resigns his employment for Good Reason, for a period equal to the Severance Period, provided the Bank is in compliance with all of the financial accommodations owed to the Executive pursuant to Section 5(b); or (ii) in the event the Executive’s employment with the Bank is terminated by the Bank for Cause or if the Executive resigns his employment without Good Reason, for a period equal to six (6) months after the Executive’s date of termination (collectively, the “Noncompetition Restricted Period”).

For purposes of this Agreement, the term “participate in” shall include having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture or other business entity (whether as a director, officer, manager, representative, supervisor, employee, agent, independent contractor or otherwise), other than ownership of up to 2% of the outstanding stock of any class which is publicly traded; and the term “Competing Business” means: (i) any enterprise that provides banking and financial products and services that are substantially similar to those offered by the Bank Group or other business in which the Bank is engaged in on the date that the Executive’s employment terminates; (ii) any enterprise engaged in any other type of business in which any member of the Bank Group is also engaged, so long as the Executive is or was involved in such other business on behalf of such member of the Bank Group; or (iii) any enterprise that holds any equity, voting or profit participation interest in any enterprise that engages in such a competitive activity. As used herein, the term “indirectly” shall include, without limitation, the Executive’s permitting the use of the Executive’s name by any Competing Business to Solicit, induce or interfere with any employee, officer, representative, agent, customer, client supplier, licensee or other business relationship of any member of the Bank Group.

8.                                      Non-Solicitation. The Executive agrees that for a period equal to 24 months after the Executive’s date of termination (the “Non-Solicitation Restricted Period”), the Executive shall not, in any manner, directly or indirectly, either for himself or for or through any affiliate, individual, corporation, partnership, joint venture or other entity (without the prior written consent of the Bank): (a) Solicit any Client or licensee of the Bank Group (or anyone who was a Client or licensee of the Bank Group within the 12 months prior to the Date of Termination) to transact business with a Competing Business or to reduce or refrain from doing business with any member of the Bank Group; (b) interfere with or damage any relationship between any member of the Bank Group and a Client; or (c) Solicit anyone who is then an employee of any member of the Bank Group (or who was an employee of any member of the Bank Group within the 12 months prior to the date of the Executive’s termination) to resign from any member of the Bank Group or to apply for or accept employment with any other business or enterprise. For purposes of this Section 8: (i) “Client” means any client of any member of the Bank Group; and (ii) “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, induces, advises, encourages or requests any person to take or refrain from taking any action. The Executive shall not be deemed to violate this Section 8 solely by virtue of having an interest in any entity the stock of which is publicly traded if the Executive is the owner of not more than 2% of the outstanding shares of any class of stock of such entity, provided that the Executive has no active participation in the business of such entity (other than voting the Executive’s stock) and the Executive does not provide services to such entity in any capacity (whether as an employee, an independent contractor or consultant, a board member, or otherwise).

9.                                      Assignment of Developments. The Executive acknowledges that all Developments (as defined below) are works made for hire and shall remain the sole and exclusive property of the Bank, free of any reserved or other rights of any kind on the Executive’s part. The Executive hereby assigns to the Bank all of his rights, titles and interest in and to all such Developments, if any. The Executive agrees to disclose to the Bank promptly and fully all future Developments and, at any time upon request and at the expense of the Bank, to execute, acknowledge and deliver to the Bank all instruments that the Bank shall prepare, to give evidence and to take any and all other actions (including, among other things, the execution and delivery under oath of patent or copyright applications and instruments of assignment) that are necessary or desirable in the reasonable opinion of the Bank to enable it to file and prosecute applications for, and to acquire, maintain and enforce, all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Bank. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the past, present or planned business of the Bank Group are the property of the Bank, and will be delivered to the Bank immediately upon the termination of the Executive’s employment with the Bank. “Developments” shall mean the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software or systems, flow charts, diagrams, procedures, data, documentation and writings and applications thereof, relating to the business or future business of the Bank Group that the Executive, alone or jointly with others, has discovered, suggested, conceived, created, made, developed, reduced to practice, or acquired during the Executive’s employment with or as a result of the Executive’s employment with the Bank.

10.                               Certain Remedies.

(a)                                 Enforcement; Injunctive Relief.  The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 6 through 9 and 12.  Without intending to limit the remedies available to the Bank, including, but not limited to, those set forth in Section 5(b), the Executive agrees that a breach of any of the covenants contained in Section 6, 7, 8, 9 or 12 may result in material and irreparable injury to the Bank Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Bank shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 6 through 9 and 12 or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Bank in lieu of, or prior to or pending determination in, any proceeding. The parties further agree that, in the event that any provision of Section 6, 7, 8, 9 or 12 shall be determined by any court of competent jurisdiction to be unenforceable for any reason, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

(b)                                 Extension of Restricted Periods. In addition to the remedies the Bank may seek and obtain pursuant to Sections 5(b) and 10(a), the Noncompetition Restricted Period and the Non-Solicitation Restricted Period shall be extended by any and all periods during which the Executive is in breach of Section 7 or 8.

11.                               Defense of Claims. The Executive agrees that, during the Term, and, for reasonable compensation, following termination of the Executive’s employment, upon reasonable request from the Bank, the Executive shall cooperate with the Bank in the defense of any claims or actions that may be made by or against the Bank Group that affect the Executive’s prior areas of responsibility. The Bank agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred to comply with the Executive’s obligations under this Section 11, to the extent such expenses have been approved in advance by the Bank. Any such reimbursement of expenses shall be made by the Bank upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Bank (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the expense is incurred).

12.                               Nondisparagement. The Executive agrees that at no time during the Executive’s employment with the Bank or thereafter shall he make, or cause or assist any other person or entity to make, any statement or other communication to any third party, reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium) which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Bank, any member of the Bank Group or any of their respective directors, officers, shareholders or employees.

13.                               Nonassignability; Binding Agreement.

(a)                                 By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b)                                 By the Bank. This Agreement and all of the Bank’s rights and obligations hereunder shall not be assignable by the Bank except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Bank’s assets, or to an affiliate of the Bank, subject to the Executive’s right under Section 4(a)(iii) above. In the event that the Bank’s rights and obligations hereunder are assigned to an affiliate of the Bank, the Board shall have the right in good faith to reasonably adjust the Executive’s line of reporting, duties and responsibilities under Section 2(a) as the Board shall reasonably deem appropriate in light of such assignment.

(c)                                  Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Bank and the Executive’s heirs and the personal representatives of the Executive’s estate.

14.                               Releases.

(a)                                 Release as of Effective Date. Effective as of the Effective Date, in consideration of the Bank’s performance under this Agreement and the compensation payable to and benefits receivable by the Executive hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Executive, the Executive, for himself and each of his heirs, executors, affiliates, successors, and assigns (collectively, the “Executive Releasing Parties”), hereby forever fully and irrevocably releases the Bank, the Company, their respective subsidiaries, and each of the foregoing’s respective directors, officers, managers, employees, agents, and representatives in their capacities as such (collectively, the “Executive Released Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, to the extent relating to actions, events or circumstances occurring or failing to occur on or prior to the Effective Date (including any and all claims, liabilities, demands or causes of action relating to or arising out of federal and state statutes or common law, claims for breach of contract, breach of fiduciary duty, misrepresentation, defamation, infliction of emotional distress or any other tort under the common law of any state or claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) (collectively, the “Executive Released Claims”); provided that the Executive Releasing Parties are not releasing: (i) any claim or right under this Agreement; (ii) any right to compensation for services owing to the Executive that have accrued but not yet been paid in the ordinary course of business; (iii) any deposits (as defined in 12 USC §1813(1)) of the Executive that constitute a deposit liability of an Executive Released Party; (iv) any other written contractual obligations of the Executive Released Parties owing to the Executive and existing as of the Effective Date including, without limitation, any agreements with respect to options to purchase stock of HSB or Home State Bank held by Executive (but only to the extent no default exists thereunder); or (v) any right of indemnification and related benefits pursuant to any applicable law, the articles of incorporation or bylaws of the Bank or to claim insurance coverage or to be defended under any directors’ and officers’ insurance coverage that applies to or benefits directors or officers of the Bank to the extent such coverage applies any Executive Releasing Party. The Executive represents and warrants that he has not sold, assigned or otherwise transferred, and will not sell, assign or otherwise transfer, any Executive Released Claims. Effective as of the Effective Date, the Executive, on behalf of himself and the Executive Releasing Parties, hereby irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Executive Released Party based upon any Executive Released Claim.

(b)                                 Release at Termination. As a condition to the receipt of any payment or benefit under Section 5(b), the Executive shall first execute and not revoke a release in a form to be provided by the Board, releasing the Bank Group and certain other persons and entities from certain claims and other liabilities which release must be effective and irrevocable within 55 days after the date of the termination of the Executive’s employment with the Bank, provided that if the 55-day period begins in one taxable year and ends in the following taxable year, such payments or benefits shall not commence until the following taxable year.

15.                               Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

16.                               Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by any party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

17.                               Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Colorado

(other than conflict of laws principles), applicable to contracts executed in and to be performed in that State.

18.                               Survival of Certain Provisions. The rights and obligations set forth in Sections 5, 6 through 12, 17 and 18 shall survive any termination or expiration of this Agreement.

19.                               Entire Agreement: Supersedes Previous Agreements. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, and all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

20.                               Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Executive, such notices or communications shall be effectively delivered if hand-delivered to the Executive at his principal place of employment or if sent by registered or certified mail to the Executive at the last address he has filed with the Bank. In the case of the Bank, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Bank at its principal executive offices.

21.                               Section 409A. This Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to amounts subject thereto, and shall be interpreted and construed consistent with that intent. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A of the Code, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments provided under this Agreement shall be treated as a separate payment. Notwithstanding any provision in this Agreement to the contrary, the Bank may delay the payment of any amount or benefit under this Agreement that the Executive would otherwise be entitled to receive during the first six months following the date of the termination of the Executive’s employment, to the extent that the payment of such amount or benefit on the scheduled payment date would be subject to additional taxes and interest under Section 409A of the Code.

22.                               Executive Representation. The Executive hereby represents to the Bank that the execution and delivery of this Agreement by the Executive and the Bank and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound.

23.                               Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if anyone or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated, provided the original intent of the parties, when this Agreement is read as a whole, is not materially changed by the affected provision. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

24.                               Counterparts. This Agreement may be executed by any of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

25.                               Bank Actions. Any determination to be made or actions to be taken by or on behalf of the Bank under this Agreement shall be made or taken in consultation with the Board.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GUARANTY BANK AND TRUST COMPANY

By:	/s/ Paul W. Taylor
	Name:	Paul W. Taylor
	Title:	Chief Executive Officer

GUARANTY BANCORP

By:	/s/ Paul W. Taylor
	Name:	Paul W. Taylor
	Title:	President & Chief Executive Officer

MARK BOWER

/s/ Mark Bower